Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS $0.32 DILUTED EPS FOR FISCAL 2008 THIRD QUARTER
ON RECORD QUARTERLY REVENUES OF $173 MILLION

- Operating Income Increases 49% to $30 Million and Operating Margin Rises to 17% -

- Achieves Record Quarterly Cash Flow from Operations of $57 Million -

- Raises Fiscal 2008 Revenue Guidance to $640-to-$645 Million -

Waukegan, Illinois, May 6, 2008 - WMS Industries Inc. (NYSE:WMS), a leading designer, manufacturer and marketer of gaming machines to the global gaming industry, today reported record quarterly net income of $18.8 million, or $0.32 per diluted share, for its fiscal third quarter ended March 31, 2008.

Fiscal 2008 Third Quarter Highlights:

•	Total revenues grew 27% to a quarterly record $173 million
•	Worldwide new unit shipments rose to a quarterly record 7,793 gaming machines
•	Gaming Operations revenues increased 39% on an average installed base of 8,897 units
•	Operating income grew 49% to a quarterly record $30 million and the operating margin increased to 17% from 14% a year ago
•	Net income rose 46% to $19 million, or $0.32 per diluted share
•	Adjusted EBITDA, a non-GAAP financial metric, rose 38% to a record $59 million (see reconciliation to net income schedule at the end of this release)
•	Quarterly record operating cash flow of $57 million contributed to an 85% increase in cash flow from operating activities to $126 million for the nine months ended March 31, 2008
•	For the nine months ended March 31, 2008, net income increased 43% to $46 million on 22% total revenue growth to $465 million

“WMS’ record fiscal 2008 third quarter operating results and fiscal 2008 year-to-date performance highlight the strength, breadth and industry attraction of our innovative product portfolio.  Record quarterly new unit shipments and gaming operations revenues along with the success of the Company’s operating effectiveness initiatives are delivering tangible benefits to our stockholders at this time, while furthering WMS’ foundation for continued long-term growth,” said Brian R. Gamache, President and Chief Executive Officer.

Mr. Gamache added, “WMS’ record quarterly revenue was primarily driven by a 39% increase in gaming operations revenues and a 52% rise in International new unit shipments.  This strong revenue growth coupled with our margin improvement drove a 46% increase in net income, despite the impact of a higher effective tax rate.  WMS’ product development, production and

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WMS Reports Record Fiscal Third Quarter Results, 5/6/2008          page 2

commercial sales teams continue to demonstrate industry leadership in creating and delivering appealing products for players and customers on a global basis.  The commitment of our entire team, along with our pipeline of exciting and differentiated products, supports our expectation that WMS will continue to build long-term stockholder value.

“We are raising our fiscal 2008 total revenue guidance to a range of $640-to-$645 million from the previous range of $620-to-$632 million, reflecting our success in the first nine months of fiscal 2008 and the ongoing momentum of our high-performing products.  Our increased guidance represents annual revenue growth of approximately 19% and implies fiscal 2008 fourth quarter revenue of $175-to-$180 million, which also considers the impact from an uncertain economy and the continued industry challenges associated with a slow North American replacement cycle.”

Third Quarter Financial Review

WMS’ total revenues increased 27%, or $36.2 million, to $172.8 million for the fiscal third quarter ended March 31, 2008, compared to $136.6 million in the March 31, 2007 quarter.  The following table summarizes the key components related to revenue generation for the three and nine months ended March 31, 2008 and 2007 (in millions, except unit, per unit and per day data):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
Product Sales Revenues:
New unit sales revenues	$98.0	$80.2	$250.5	$221.0
Other product sales revenues	15.6	13.7	48.7	35.3
Total product sales revenues	$113.6	$93.9	$299.2	$256.3

New units sold	7,793	6,417	19,751	18,058
Average sales price per new unit	$12,579	$12,506	$12,681	$12,243

Gross profit on product sales revenues	$54.5	$43.0	$143.4	$114.3
Gross margin on product sales revenues	48.0%	45.8%	47.9%	44.6%
Gaming Operations Revenues:
Participation revenues	$52.0	$37.0	$147.1	$111.2
Other gaming operations revenues	7.2	5.7	18.2	14.3
Total gaming operations revenues	$59.2	$42.7	$165.3	$125.5

WAP games at period end	1,765	1,282	1,765	1,282
LAP games at period end	2,182	2,139	2,182	2,139
Stand-alone games at period end	5,080	4,234	5,080	4,234
Total installed participation base at period end	9,027	7,655	9,027	7,655

Average participation installed base	8,897	7,359	8,671	7,159
Average revenue per day per participation machine	$64.25	$55.81	$61.68	$56.65

Installed casino-owned daily fee games at period end	817	700	817	700
Average casino-owned daily fee games installed base	792	720	763	733

Gross profit on gaming operations revenues	$46.9	$34.7	$131.1	$99.5
Gross margin on gaming operations revenues	79.2%	81.3%	79.3%	79.3%

Total revenues	$172.8	$136.6	$464.5	$381.8
Total gross profit	$101.4	$77.7	$274.5	$213.8
Total gross margin	58.7%	56.9%	59.1%	56.0%

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WMS Reports Record Fiscal Third Quarter Results, 5/6/2008          page 3

New unit sales revenues for the March 2008 quarter increased 22%, or $17.8 million, to $98.0 million compared to $80.2 million in the year-ago period, as we benefitted from expansions at Native American casinos in California, ongoing strong international growth and global market share gains.  Total new unit shipments grew year over year to a quarterly record 7,793 gaming machines, primarily driven by a 52% increase in International unit shipments and an 8% increase in North American shipments to 4,891 units.  International new unit shipments represented 37% of total new units sold in the March 2008 quarter compared with 30% of new units sold in the March 2007 quarter, on an expanding number of total units shipped.  Nearly 2,200 mechanical reel products were sold in the March 2008 quarter, or 28% of total new units sold, compared to 27% in the prior year quarter.  The average selling price of new gaming machines was essentially flat year over year reflecting higher list prices offset by a lower average realized international selling price, which resulted from the sale into select international markets of certain lower-priced units utilizing specific slower-turning inventory.

Other product sales revenues increased $1.9 million, or 14%, over the prior-year period, primarily reflecting higher revenues from top box and conversion kit sales.  Reflecting the high-earnings performance of our G+® and Innovation series of video games and new 3-reel mechanical multi-line, multi-coin gaming products, WMS shipped nearly 2,300 conversion kits in the March 2008 quarter compared to 2,100 conversion kits in the prior-year period.  WMS sold approximately 1,200 used gaming machines at higher average prices in the March 2008 quarter compared to approximately 2,300 used gaming machines at lower prices in the year-ago period.

Gaming operations revenues grew 39%, or $16.5 million, to $59.2 million in the March 2008 quarter compared with $42.7 million in the year-ago quarter, reflecting a 21% year-over-year increase over the average installed base of the March 2007 quarter to 8,897 participation units and an $8.44 increase, or 15% improvement, in the average revenue per day per gaming machine to a record $64.25.  The average daily revenue per unit also increased 6% sequentially from $60.46 realized in the December 2007 quarter, principally reflecting the strong performance of our newer gaming machine placements.  Favorable player and customer response to new games for our three innovative participation platforms contributed to the year-over-year increases in both the installed footprint and the average daily revenue per participation machine.  The participation installed base declined by 159 units on a quarterly sequential basis to 9,027 units as of March 31, 2008 from December 31, 2007, primarily attributable to the lack of any significant new participation games launched in the March quarter and the timing impact related to the transition of approximately 100 participation games that were removed from a tribal customer’s gaming floors in Florida, before the replacement units have been installed.  These replacements are scheduled to begin installment at the end of this quarter.  Gaming operations revenues in the March 2008 quarter grew 9% from the December 2007 period, reaching a record level driven by the improvement in the average revenue per day per gaming machine.

“The popularity of our new games, such as The Wizard of Oz™ and Big Event® games, is driving the impressive growth in gaming operations revenues, as our new participation platforms, including our line-up of games on the Community Gaming™ platform, our unique “Sensory Immersion” gaming platform and Transmissive Reels™ gaming machines, continue to perform at levels exceeding casino slot floor averages,” Mr. Gamache commented.  “With the planned launch

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WMS Reports Record Fiscal Third Quarter Results, 5/6/2008       page 4

in the current quarter of two new games on these platforms, as well as a new local area progressive game, and the introduction of our fourth foundational technology platform, Adaptive Gaming™ featuring the Star Trek™ game series in July 2008, we anticipate further year-over-year revenue growth in this business in the remainder of fiscal 2008 and into fiscal 2009.”

Total gross profit, as used herein excluding depreciation expense, increased 31%, or $23.7 million, to $101.4 million for the March 2008 quarter from $77.7 million in the year-ago period; and total gross margin improved by 180 basis points to 58.7%.  Gross margin on product sales revenues increased by 220 basis points to 48.0% compared with 45.8% in the year-ago period, reflecting continued success with the ongoing implementation of the Company’s lean sigma process improvement and strategic sourcing initiatives, which more than offset the impact from the sale of certain lower-margin products into international markets that utilized slower-turning inventory.  Gross margin on gaming operations was 79.2% in the March 2008 quarter, down from 81.3% in the year-ago period, principally reflecting the greater number of Wide-Area Progressive (WAP) gaming machines in the installed participation base, and was in-line with the gross profit margin earned in the December 2007 quarter.

Research and development expenses of $19.5 million, or 11.3% of total revenues, for the March 2008 quarter increased $4.9 million, or 34%, over the March 2007 quarter and by $2.0 million on a quarterly sequential basis.  The year-over-year increase is related to:

▪	Expanded development initiatives for the continued creation of intellectual property and the ongoing expansion of the Company’s product portfolio;
▪	Higher payroll-related costs resulting from headcount increases and improved operating performance;
▪
Higher costs to accelerate new systems and enterprise-wide system applications for WMS’ Casino Evolved™ suite of innovative, high-value products in preparation for the advent of server-enabled, networked gaming; and

▪	The addition of the research and development expenses of Systems in Progress (“SiP”), which was acquired in July 2007.

Additionally, research and development expense for the first nine months of fiscal 2008 represents approximately 12% of total revenues, as anticipated, and were $12.6 million, or 31%, higher than the comparable prior-year nine-month period.

Selling and administrative expense, which includes costs of distribution, were $34.0 million, or 19.7% of total revenues, in the March 2008 quarter compared with $28.0 million, or 20.5% of total revenues, in the year-ago period and declined from $34.1 million, or 21.4% of total revenues, in the December 2007 quarter.  The year-over-year increase reflects:

▪
Higher payroll-related costs associated with headcount increases and improved operating performance during the past twelve months to support international expansion and the overall growth in the Company’s business, including higher spending on customer service and field operations support activities to sustain increased customer touch points and WMS’ larger installed participation base;

▪	Higher regulatory and legal expenses; and
▪	The impact of consolidating SiP results since July 2007.

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WMS Reports Record Fiscal Third Quarter Results, 5/6/2008           page 5

Depreciation expense increased $3.0 million, or 20%, to $18.3 million in the March 2008 period, primarily reflecting WMS’ continued investment in its growing gaming operations business, as evidenced by the 21% year-over-year increase in the average installed base of participation machines.

The effective income tax rate increased to 37% for the March 2008 quarter compared with 34% a year ago, principally reflecting the expiration of the research and development tax credit legislation at the end of December 2007.

For the nine months ended March 31, 2008, cash flow from operating activities rose 85% to $126.4 million from the comparable nine-month period a year ago, including a record $56.5 million generated in the March 2008 quarter.  The improvement in the nine-month period reflects increased net income, higher depreciation and non-cash items, coupled with the favorable movement in changes in operating assets and liabilities compared with the prior-year period.  Net cash used in investing activities in the first nine months of fiscal 2008 decreased year over year reflecting improved efficiency of capital deployed in WMS’ gaming operations business, which lowered additions to gaming operations equipment compared with the prior year.  The prior year also included the acquisition of Orion Gaming.  WMS’s fiscal 2008 third quarter adjusted EBITDA rose 38% over the prior-year period to a quarterly record $59.1 million.

At the end of the March 2008 quarter, the Company opportunistically repurchased 139,680 shares of its common stock at an average price of $35.72 for a total consideration of $5 million.  WMS has approximately $35 million remaining available under its existing share repurchase authorization.  Since the initiation of its share repurchase program in 2002, WMS has repurchased approximately 10% of its shares outstanding for a total of $67.5 million, at an average price of approximately $12.00, including 445,800 shares repurchased in the first nine months of fiscal 2008 at an average price of $33.65.

Fiscal 2008 Financial Outlook

WMS today updated its fiscal 2008 guidance to reflect the ongoing global demand for its high-performing products, which is contributing to the Company’s continued market share gains, and the continuing popularity of newer products in the Company’s gaming operations business.  WMS anticipates that fiscal 2008 fourth quarter total revenues will range from $175 million to $180 million, which would bring total fiscal 2008 revenue to $640 million to $645 million compared with the Company’s prior guidance for total revenues to be in a range of $620 million to $632 million.

WMS’ revised guidance contemplates continued softness in North American replacement demand and the possible near-term impact resulting from a slowing economy.  As previously noted, WMS intends to maintain higher spending on R&D activities and organizational expansion to support the accelerated development of advanced networked gaming applications and to support its portfolio of innovative products and services that will be available in a server-enabled, networked gaming environment.  WMS believes that its investments and spending on intellectual property, the development of advanced technologies and the support of its innovative and differentiated product library, are primary factors in its ability to generate further long-term stockholder value.  The Company routinely reviews its guidance and may update it from time to time based on changes in the market and its operations.

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WMS Reports Record Fiscal Third Quarter Results, 5/6/2008           page 6

Board Succession and Executive Management Changes

Separately, the Company reported today that effective July 1, 2008, Louis J. Nicastro will retire as Chairman of the Board and will be succeeded by Brian R. Gamache, who will assume the role of Chairman, while retaining his responsibilities as Chief Executive Officer.  Orrin J. Edidin, currently Executive Vice President and Chief Operating Officer will become President of WMS Industries.  The Board of Directors also announced today that Edward W. Rabin, Jr. has been named to the newly created position of Lead Director also effective on July 1, 2008.

WMS Industries Inc. is hosting a conference call and webcast at 8:45 AM EDT tomorrow morning, Wednesday, May 7, 2008.  The conference call numbers are 212/231-6005 or 415/247-8508.  To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”).  Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

Product names mentioned in this release are trademarks of WMS, except for the following:

The Wizard of Oz and all related characters and elements are trademarks of and © Turner Entertainment Co.  All rights reserved.

Star Trek: TM & © 2008 CBS Studios Inc.  All rights reserved.  Star Trek and related marks are trademarks of CBS Studios Inc.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies, including legal proceedings, among others.  Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,”  “believe,” “estimate,” “project,” and “intend,” among others.  These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect.  Consequently, no forward-looking statements may be guaranteed.  Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) a failure to obtain and maintain our gaming licenses and regulatory approvals; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) cancellation or modification by customers of new gaming machine or participation orders; (6) a software anomaly or fraudulent manipulation of our gaming machines and software; (7) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; and (8) an  infringement claim seeking to restrict our use of material technologies.  These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2007 and our more recent reports filed with the Securities and Exchange Commission.

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WMS Reports Record Fiscal Third Quarter Results, 5/6/2008           page 7

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing video and reel-spinning gaming machines, video lottery terminals, and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues.  More information on WMS can be found at www.wms.com.
CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

-financial tables follow-

WMS Reports Record Fiscal Third Quarter Results, 5/6/2008                                                                                                                                                                             page 8

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Nine Months Ended March 31, 2008 and 2007
(in millions of U.S. dollars and millions of shares, except per share amounts)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
REVENUES:	2008	2007	2008	2007
Product sales	$113.6	$93.9	$299.2	$256.3
Gaming operations	59.2	42.7	165.3	125.5
Total revenues	172.8	136.6	464.5	381.8
COSTS AND EXPENSES:
Cost of product sales (1)	59.1	50.9	155.8	142.0
Cost of gaming operations (1)	12.3	8.0	34.2	26.0
Research and development	19.5	14.6	53.8	41.2
Selling and administrative	34.0	28.0	95.9	78.2
Depreciation (1)	18.3	15.3	54.3	46.5
Total costs and expenses	143.2	116.8	394.0	333.9
OPERATING INCOME	29.6	19.8	70.5	47.9
Interest expense	(1.1)	(1.0)	(3.1)	(3.8)
Interest and other income, net	1.3	0.8	3.8	2.2
Income before income taxes	29.8	19.6	71.2	46.3
Provision for income taxes	11.0	6.7	25.3	14.1
NET INCOME	$18.8	$12.9	$45.9	$32.2
Earnings per share:
Basic	$0.37	$0.26	$0.92	$0.67
Diluted	$0.32	$0.23	$0.78	$0.58
Weighted-average common shares:
Basic common stock outstanding	50.5	49.1	50.1	48.1
Diluted common stock and common stock equivalents	60.9	59.6	60.6	58.9

( (1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation, which are included in the depreciation line item:

Cost of product sales	$0.9	$0.6	$2.6	$1.8
Cost of gaming operations	$15.1	$12.9	$45.2	$38.8

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WMS Reports Record Fiscal Third Quarter Results, 5/6/2008                                                                                                                                                                             page 9

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2008 and June 30, 2007
(in millions of U.S. dollars and millions of shares)
	March 31, 2008	June 30, 2007
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$93.9	$37.2
Restricted cash	18.5	16.0
Total cash, cash equivalents and restricted cash	112.4	53.2
Accounts receivable, net of allowances of $2.1 and $2.5, respectively	118.3	114.5
Notes receivable, current portion	64.3	59.4
Inventories	65.1	79.3
Deferred income tax assets	9.7	9.4
Other current assets	32.8	26.4
Total current assets	402.6	342.2

NON-CURRENT ASSETS:
Gaming operations equipment, net of accumulated depreciation of $159.4 and $129.3, respectively	78.1	90.0
Property, plant and equipment, net of accumulated depreciation of $69.6 and $57.9, respectively	113.2	91.9
Intangible assets	107.8	97.0
Deferred income tax assets	25.6	19.9
Other assets	16.8	14.7
Total non-current assets	341.5	313.5
TOTAL ASSETS	$744.1	$655.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$46.6	$38.8
Accrued compensation and related benefits	15.8	17.5
Other accrued liabilities	34.2	30.4
Total current liabilities	96.6	86.7

NON-CURRENT LIABILITIES:
Deferred income tax liabilities.	12.1	9.4
Long-term debt	115.0	115.0
Other non-current liabilities	13.4	11.0
Total non-current liabilities	140.5	135.4
Commitments, contingencies and indemnifications	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (100.0 shares authorized, 50.8 and 50.0 shares issued, respectively)	25.4	25.0
Additional paid-in capital	296.1	269.1
Retained earnings	182.3	138.2
Accumulated other comprehensive income	8.2	1.3
Treasury stock (0.1 and zero shares, respectively)	(5.0)	—
Total stockholders’ equity	507.0	433.6
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$744.1	$655.7

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WMS Reports Record Fiscal Third Quarter Results, 5/6/2008                                                                                                                                                                           page 10

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended March 31, 2008 and 2007
 (in millions of U.S. dollars)
(unaudited)

	Nine Months Ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$45.9	$32.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	54.3	46.5
Share-based compensation	11.5	9.1
Amortization of intangibles and other assets	13.7	11.9
Other non-cash expenses	7.0	(3.1)
Bad debt expense	2.2	0.7
Deferred income taxes	(3.3)	(5.1)
Change in operating assets and liabilities, net of business acquisitions	(4.9)	(23.8)
Net cash provided by operating activities	126.4	68.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to gaming operations equipment	(37.8)	(52.3)
Purchase of property, plant and equipment	(30.8)	(24.2)
Purchase of business, net of cash acquired	(0.2)	(20.9)
Investment and advances in royalties, licensed technologies, patents and trademarks, net of business acquisitions	(11.1)	(20.7)
Purchase of restricted long-term investments	(0.7)	–
Net cash used in investing activities	(80.6)	(118.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received on exercise of stock options	14.3	20.5
Tax benefit from exercise of stock options	11.7	6.3
Proceeds from borrowings under revolving credit facility	–	15.0
Repayment of borrowings under revolving credit facility	–	(15.0)
Purchase of treasury stock	(15.0)	–
Net cash provided by financing activities	11.0	26.8
Effect of Exchange Rates on Cash and Cash Equivalents	(0.1)	1.6

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	56.7	(21.3)
CASH AND CASH EQUIVALENTS, beginning of period	37.2	39.1
CASH AND CASH EQUIVALENTS, end of period	$93.9	$17.8

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 WMS Reports Record Fiscal Third Quarter Results, 5/6/2008                                                                                                                                                               page 11

WMS INDUSTRIES INC.
Supplemental Data – Earnings per Share
(in millions of U.S. dollars and millions of shares, except per share amounts)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007

Net income	$18.8	$12.9	$45.9	$32.2
After tax interest expense and amortization of issuance cost on convertible subordinated notes	0.6	0.5	1.6	1.7
Diluted earnings (numerator)	$19.4	$13.4	$47.5	$33.9

Basic weighted average common shares outstanding	50.5	49.1	50.1	48.1
Dilutive effect of stock options	1.5	1.7	1.6	2.0
Dilutive effect of restricted common stock and warrants	0.2	0.1	0.2	0.1
Dilutive effect of convertible subordinated notes	8.7	8.7	8.7	8.7
Diluted weighted average common stock and common stock equivalents (denominator)	60.9	59.6	60.6	58.9

Basic earnings per share of common stock	$0.37	$0.26	$0.92	$0.67
Diluted earnings per share of common stock and common stock equivalents	$0.32	$0.23	$0.78	$0.58

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA
(in millions of U.S. dollars)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007

Net income	$18.8	$12.9	$45.9	$32.2

Net income	$18.8	$12.9	$45.9	$32.2
Provision for income taxes	11.0	6.7	25.3	14.1
Interest expense	1.1	1.0	3.1	3.8
Depreciation	18.3	15.3	54.3	46.5
Amortization of intangibles and other assets	6.5	4.5	13.7	11.9
Share-based compensation	3.4	2.5	11.5	9.1
Adjusted EBITDA	$59.1	$42.9	$153.8	$117.6

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and share-based compensation) is a supplemental non-GAAP financial metric used by our management and commonly used by industry analysts to evaluate our financial performance.  Adjusted EBITDA provides additional useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage.  Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles.  All companies do not calculate Adjusted EBITDA in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.
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